EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
08/10/09	Investors: Donna Rodriguez, 630-623-5126
Media: Heidi Barker, 630-623-3791

McDONALD’S REPORTS GLOBAL COMPARABLE SALES UP 4.3% IN JULY

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 4.3% in July and by segment increased as follows:

•	U.S. up 2.6%
•	Europe up 7.2%
•	Asia/Pacific, Middle East and Africa up 2.1%

"We remain aligned behind our customer-focused Plan to Win, which continues to drive positive global comparable sales as we satisfy customers’ demands for menu variety, value and convenience," said Chief Executive Officer Jim Skinner.
U.S. comparable sales rose 2.6% in July on top of strong prior year growth primarily due to new products, including McCafé espresso-based coffees, and the continued strength of McDonald’s core menu.
In Europe, strong sales growth in France, the U.K. and many other markets drove comparable sales up 7.2%.  McDonald’s tiered-menu approach complemented by popular local summertime offerings drove Europe’s results.
Comparable sales in Asia/Pacific, Middle East and Africa increased 2.1% due to Australia’s ongoing momentum, partly offset by China.  A focus on relevant menu choices, value and longer operating hours contributed to sales in this area of the world.
Systemwide sales declined 0.3% due to the negative impact of foreign currency translation, but were up 6.2% in constant currencies.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended July 31,	2009	2008	Reported	Currency
McDonald's Corporation	4.3	8.0	(0.3)	6.2
Major Segments:
U.S.	2.6	6.7	3.5	3.5
Europe	7.2	7.6	(6.0)	9.4
APMEA*	2.1	7.2	4.1	5.9

Year-To-Date July 31,
McDonald's Corporation	4.5	6.9	(1.3)	6.5
Major Segments:
U.S.	3.8	3.7	4.7	4.7
Europe	5.5	8.9	(9.9)	7.7
APMEA*	4.5	8.8	3.9	8.4
* Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In July 2009, this calendar shift/trading day adjustment consisted of one less Tuesday and one more Friday compared with July 2008.  The resulting adjustment varied by area of the world, ranging from approximately +0.6% to +0.7%.  In addition, the timing of holidays can also impact comparable sales.

Upcoming Communication
McDonald’s tentatively plans to release August Sales on September 9, 2009.

McDonald's is the leading global foodservice retailer with more than 32,000 local restaurants in more than 100 countries.  About 80% of McDonald's restaurants worldwide are owned and operated by franchisees.  Please visit our website at www.aboutmcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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